PRESS RELEASE

Contacts:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
 Chief Financial Officer
(785) 565-2000
FOR IMMEDIATE RELEASE
February 12, 2010

Landmark Bancorp, Inc. Announces Earnings for the Quarter and Year Ended December 31, 2009 and Declares a Cash Dividend

(Manhattan, KS, February 12, 2010) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended December 31, 2009 of $0.46, versus $0.30 for the quarter ended December 31, 2008.  Net earnings for the quarter ended December 31, 2009 were $1.1 million, an increase of $378,000 as compared to the quarter ended December 31, 2008.  Diluted earnings per share for the year ended December 31, 2009 were $1.31, versus $1.80 for the year ended December 31, 2008.  Net earnings for the year ended December 31, 2009 were $3.3 million, a decrease of $1.3 million as compared to the year ended December 31, 2008.  Additionally the Board of Directors declared a cash dividend of $0.19 per share, which will be paid on March 8, 2010 to common stockholders of record on February 24, 2010.

Patrick L. Alexander, President and Chief Executive Officer commented, “2009 and 2008 have been one of the most difficult economic environments in recent history.  Declining residential and commercial real estate values, high unemployment, falling consumer confidence, and decreased consumer spending have all contributed to a very difficult and challenging economic and credit environment.  We are pleased to report positive earnings of $3.3 million for the year ended December 31, 2009 when many financial institutions are reporting significant losses.  We are also pleased that we are able to continue our cash dividend at its current per share levels during these difficult times.  These positive results are a tribute to our community banking model and the associates who execute our business strategy.  Our time tested philosophy of relationship banking and risk management philosophy continue to serve us well.  We have aggressively managed our loan portfolio and feel we have a good understanding of our problems and what steps need to be taken to address these issues.  While our construction loans have historically been a small part of our loan portfolio, we have significantly reduced our concentrations in construction loans over the last several reporting periods.  We continue to monitor economic events closely, along with the performance of our loan portfolio, and will take the necessary steps required to address any issues that may arise.  Our allowance for loan losses coupled with our capital levels, loan portfolio management, and underlying fundamental earnings before the provision for loan losses have positioned us well to deal with this challenging economic environment and give us reason for optimism in 2010.”

Alexander further commented, “We achieved net earnings of $3.3 million in spite of several obstacles that occurred in 2009.  Our provision for loan losses increased from $2.4 million in 2008 to $3.3 million in 2009.  Additionally, we experienced a loss of $961,000 as a result of other than temporary impairment charges recorded on our investments in pools of trust preferred securities during 2009.  We incurred an increase in FDIC premiums of $772,000, which consisted of a $277,000 special assessment and higher assessment rates, which affected all FDIC insured institutions, as well as from the depletion of our previously unused FDIC assessment credits.  On the positive side, our origination activity of high quality, one-to-four family mortgage loans, which were sold in the secondary market, was very strong, resulting in an increase of gains on sale of loans of $1.6 million during 2009 as compared to 2008.  Additionally, fees and service charges increased $189,000 compared to 2008 and our average net interest margin on a tax equivalent basis increased from 3.51% to 3.57% in spite of an $18.3 million decline in average loans outstanding during 2009.  While not satisfied with our results, we are pleased to have experienced this success in light of the challenges and economic difficulties of this past year.”

Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas.

Financial Highlights

CONDENSED CONSOLIDATED BALANCE SHEETS:
(Dollars in thousands)

	December 31,	December 31,
	2009	2008
	(unaudited)

ASSETS:
Cash and cash equivalents	$12,379	$13,788
Investment securities	169,619	171,297
Loans, net	342,738	365,772
Loans held for sale	4,703	1,487
Premises and equipment, net	15,877	13,956
Goodwill	12,894	12,894
Other intangible assets, net	2,481	2,407
Bank owned life insurance	12,548	11,996
Other assets	10,928	8,617

TOTAL ASSETS	$584,167	$602,214

LIABILITIES AND STOCKHOLDERS' EQUITY:

Deposits	$438,595	$439,546
Other borrowings	82,183	104,366
Other liabilities	9,494	6,896

Total liabilities	530,272	550,808

Stockholders' equity	53,895	51,406

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$584,167	$602,214

LOANS:	December 31,	December 31,
(Dollars in thousands)	2009	2008
	(unaudited)
One-to-four family residential real estate	$98,333	$112,815
Commercial real estate	128,959	126,977
Construction	14,376	19,618
Commercial loans	98,213	101,976
Consumer loans	7,883	7,937
Net deferred loan costs and loans in process	442	320
Allowance for loan losses	(5,468)	(3,871)
Loans, net	$342,738	$365,772

NONPERFORMING ASSETS:	December 31,	December 31,
(Dollars in thousands)	2009	2008
	(unaudited)
Non-accrual loans	$11,830	$5,748
Accruing loans over 90 days past due	-	-
Nonperforming investments, at fair value	261	-
Real estate owned	1,129	1,934
Total nonperforming assets	$13,220	$7,682

Total nonperforming loans to total loans, net	3.5%	1.6%
Total nonperforming assets to total assets	2.3%	1.3%
Allowance for loan losses to gross loans outstanding	1.6%	1.0%
Allowance for loan losses to total nonperforming loans	46.2%	67.3%

Financial Highlights (continued)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS:
(Dollars in thousands, except per share data)	Three months ended December 31,		Years ended December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Interest income:
Loans	$5,041	$5,659	$20,574	$24,437
Investment securities and other	1,585	1,746	6,692	7,210
Total interest income	6,626	7,405	27,266	31,647

Interest expense:
Deposits	1,222	1,901	5,820	9,897
Borrowed funds	783	926	3,266	3,718
Total interest expense	2,005	2,827	9,086	13,615

Net interest income	4,621	4,578	18,180	18,032
Provision for loan losses	300	1,000	3,300	2,400
Net interest income after provision for loan losses	4,321	3,578	14,880	15,632

Non-interest income:
Fees and service charges	1,133	1,059	4,422	4,233
Gains on sale of loans	462	320	3,091	1,457
Gain on prepayment of FHLB borrowings	-	24	-	270
Bank owned life insurance	135	134	508	488
Other	57	189	415	597
Total non-interest income	1,787	1,726	8,436	7,045

Investment securities gains (losses), net:
Impairment losses on investment securities	(433)	-	(2,228)	-
Less noncredit-related losses	181	-	1,267	-
Net impairment losses	(252)	-	(961)	-
Gains on sales of investment securities	9	-	9	497
Investment securities gains (losses), net	(243)	-	(952)	497

Non-interest expense:
Compensation and benefits	2,323	2,356	9,062	8,795
Occupancy and equipment	694	727	2,724	2,848
Federal deposit insurance premiums	193	19	849	77
Data processing	195	188	778	774
Amortization of intangibles	193	187	767	792
Professional fees	124	127	678	469
Advertising	119	182	480	447
Other	879	862	3,608	3,309
Total non-interest expense	4,720	4,648	18,946	17,511

Earnings before income taxes	1,145	656	3,418	5,663
Income tax expense	7	(104)	146	1,110
Net earnings	$1,138	$760	$3,272	$4,553

Net earnings per share (1)
Basic	$0.46	$0.31	$1.31	$1.81
Diluted	0.46	0.30	1.31	1.80

Book value per share (1)	$21.65	$20.64	$21.65	$20.64

Shares outstanding at end of period	2,489,779	2,490,863	2,489,779	2,490,863

Weighted average common shares outstanding - basic	2,489,779	2,497,362	2,489,906	2,521,982
Weighted average common shares outstanding - diluted	2,494,740	2,504,542	2,495,011	2,530,217

(1) Net earnings per share and book value per share at or for the periods ended December 31, 2008 have been adjusted to give effect to the 5% stock dividend paid during December 2009.

OTHER DATA:	Three months ended December 31,		Years ended December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Return on average assets (2)	0.75%	0.50%	0.54%	0.75%
Return on average equity (2)	8.33%	6.02%	6.18%	8.98%
Equity to total assets	9.23%	8.54%	9.23%	8.54%
Net interest margin (2) (3)	3.66%	3.59%	3.57%	3.51%

(2)  Information for the three months ended December 31 is annualized.
(3)  Net interest margin is presented on a full taxable equivalent basis, using a 34% federal tax rate.

Discussion of Financial Highlights

Net interest income for the fourth quarter of 2009 increased $43,000, or 0.9%, to $4.6 million as compared to the fourth quarter of 2008.  Our net interest margin, on a tax equivalent basis, was 3.66% for the fourth quarter of 2009 as compared to 3.59% for the same period of 2008.  The increase in net interest margin was primarily a result of us decreasing our cost of funding quicker than our yields have declined on our interest earning assets.  The provision for loan losses decreased to $300,000 during the fourth quarter of 2009 as compared to $1.0 million during the fourth quarter of 2008, as a result of the stabilization in our non-accrual loans over the past few quarters.  Total non-interest income increased $61,000, or 3.5%, to $1.8 million for the fourth quarter of 2009.  The increase in non-interest income was primarily attributable to a $142,000 increase in gains on sale of loans driven by higher origination volumes of residential real estate loans that were sold in the secondary market and a $74,000 increase in fees and service charges.  Offsetting the increase in non-interest income was a decline in other non-interest income which was primarily the result of a $78,000 recovery in the fourth quarter of 2008 on a previously acquired loan that had no fair value as of the acquisition date.  During 2009, each of our three investments in pools of trust preferred securities, with original par values totaling $2.5 million, were identified as other than temporarily impaired as a result of increased levels of deferrals and defaults on the debt obligations of the financial companies underlying the securities.  The increased levels of non-performing assets in the collateral pools resulted in the recognition of $252,000 of estimated credit losses associated with these investments during the fourth quarter of 2009.

Non-interest expense increased $72,000, or 1.6%, to $4.7 million for the fourth quarter of 2009, as compared to the same period of 2008.  This increase was primarily driven by an increase of $174,000 in FDIC premiums for the fourth quarter of 2009 as compared to the fourth quarter 2008 which resulted from the depletion of our FDIC assessment credits and higher assessment rates.  The effective tax rate was 0.6% for the fourth quarter of 2009 as compared to -15.9% for the fourth quarter of 2008.  The increase in the effective tax rate was driven by higher taxable income in the fourth quarter of 2009 as compared to the fourth quarter of 2008.  The fourth quarter of both 2009 and 2008 reflect the recognition of previously unrealized tax benefits which favorably impacted our effective tax rate.  We recognized $162,000 and $210,000 of previously unrecognized tax benefits in the fourth quarter of 2009 and 2008, respectively.

Net interest income for 2009 increased $148,000, or 0.8%, to $18.2 million as compared to 2008.  Our net interest margin, on a tax equivalent basis, was 3.57% for 2009 as compared to 3.51% for 2008.  The provision for loan losses increased $900,000 during 2009 to $3.3 million as compared to $2.4 million during 2008.  Total non-interest income increased $1.4 million, or 19.7%, to $8.4 million during 2009.  This increase was primarily attributable to a $1.6 million increase in gains on sale of loans, which was partially offset by $270,000 of gains from the prepayment of FHLB advances recorded in 2008.  The FHLB gains represented the remaining unamortized fair value adjustment required by purchase accounting.  During 2009, we recorded other than temporary impairment charges of $961,000 to earnings to reflect the estimated credit losses associated with other than temporary impairments on our pooled trust preferred securities portfolio, which consists of two $1.0 million par investments and one $500,000 par investments, while the non-credit losses of $1.3 million on these securities were recorded in accumulated other comprehensive income.  The $961,000 of estimated credit losses associated with these three investments are the result of increased levels of deferrals and defaults on the debt obligations of the financial companies underlying these securities.

Non-interest expense increased $1.4 million, or 8.2%, to $18.9 million during 2009 as compared to 2008.  This increase was primarily driven by increases of $772,000 in FDIC premiums, $267,000 in compensation and benefits, $209,000 in professional fees and $205,000 in foreclosure and other real estate expenses.  The increase in FDIC premiums consisted of a $277,000 special assessment and higher assessment rates, which affected all FDIC insured institutions, as well as from the depletion of our previously unused FDIC assessment credits during 2009.  The increase in compensation and benefits was driven by higher salary costs and the additional employees from our May 2009 branch acquisition in Lawrence, Kansas.  The increases in professional fees are primarily associated with our branch acquisition, outsourcing IT management and anticipated compliance with Section 404 of the Sarbanes-Oxley Act.  The increase in other non-interest expenses associated with foreclosure and other real estate were the result of increased foreclosure activity and other real estate balances.  The effective tax rate was 4.3% for 2009 as compared to 19.6% during 2008.  The decline in the effective tax rate was driven by lower taxable income, as a percentage of earnings before income taxes, while our tax exempt investment income and bank owned life insurance remained similar between 2009 and 2008.

Total assets decreased to $584.2 million at December 31, 2009, compared to $602.2 million at December 31, 2008.  Net loans declined to $342.7 million at December 31, 2009, compared to $365.8 million at December 31, 2008.  The decline in net loans is primarily the result of reducing our exposure to construction lending in addition to our normal one-to-four family residential loan runoff.  At December 31, 2009, the allowance for loan losses was $5.5 million, or 1.6% of gross loans outstanding, compared to $3.9 million, or 1.0% of gross loans outstanding at December 31, 2008.  Loans past due more than a month totaled $13.3 million at December 31, 2009, compared to $9.4 million at December 31, 2008.  Non-accrual loans, which primarily consist of loans greater than 90 days past due and are included in the past due loan balances, totaled $11.8 million, or 3.5% of net loans, at December 31, 2009 compared to a balance of $5.7 million, or 1.6% of net loans, at December 31, 2008.  The increase in past due and non-accrual loans was primarily driven by a $4.2 million construction loan relationship and a $2.4 million commercial agriculture loan that were classified as non-accrual and past due during 2009.  During 2009, we had net loan charge-offs of $1.7 million compared to $2.7 million for 2008.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; and (x) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.